Exhibit 99.1

PennyMac Mortgage Investment Trust Reports

First Quarter 2024 Results

WESTLAKE VILLAGE, Calif. – April 24, 2024 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $37.2 million, or $0.39 per common share on a diluted basis for the first quarter of 2024, on net investment income of $74.2 million. PMT previously announced a cash dividend for the first quarter of 2024 of $0.40 per common share of beneficial interest, which was declared on March 21, 2024, and will be paid on April 26, 2024, to common shareholders of record as of April 12, 2024.

First Quarter 2024 Highlights

Financial results:

•	Net income attributable to common shareholders of $37.2 million; annualized return on average common equity of 10%[1]

•	Strong contributions from credit sensitive strategies and correspondent production partially offset by fair value declines in the interest rate sensitive strategies, which drove a tax benefit

•	Book value per common share decreased slightly to $16.11 at March 31, 2024, from $16.13 at December 31, 2023

Other investment highlights:

•	Investment activity driven by correspondent production volumes

•

Conventional correspondent loan production volumes for PMT’s account totaled $1.8 billion in unpaid principal balance (UPB), down 29 percent from the prior quarter and 73 percent from the first quarter of 2023 as a result of the sale of a large percentage of conventional loans to PennyMac Financial Services, Inc. (NYSE: PFSI)

•	Resulted in the creation of $31 million in new mortgage servicing rights (MSRs)

[1]	Return on average common equity is calculated based on net income attributable to common shareholders as a percentage of monthly average common equity during the quarter

•	Purchased two bulk MSR portfolios totaling $2.3 billion in UPB for $29 million

•	Issued $306 million of new, 3-year credit risk transfer (CRT) term notes, effectively refinancing recently matured term notes

Notable activity after quarter end

•	In April, issued $247 million of new, 3-year CRT term notes, which refinanced $213 million of notes due to mature in 2025

“PMT’s results in the first quarter reflect solid overall performance driven by strong results in the credit sensitive strategies and correspondent production partially offset by net fair value declines in the interest rate sensitive strategies,” said Chairman and CEO David Spector. “We continue to leverage PMT’s synergistic relationship with its manager and services provider, PFSI, to actively manage PMT’s portfolio. We took advantage of meaningful credit spread tightening in recent periods, opportunistically selling more than $100 million of previously-purchased GSE CRT bonds and realizing significant gains on these investments, which we believe no longer meet our long-term return requirements. Additionally, credit spread tightening drove our ability to issue more than $550 million in CRT term notes at attractive terms, effectively refinancing similar notes.”

Mr. Spector continued, “PMT’s performance in recent periods highlights the strength of the fundamentals underlying its long-term mortgage assets and our expertise managing mortgage-related investments in a challenging environment. While many other mortgage REITs have been negatively impacted by increased levels of interest rate volatility, PMT’s book value per share has remained stable due to its diversified portfolio and disciplined approach to hedging. It is for these reasons that I remain confident in PMT’s ability to continue delivering strong returns to its shareholders over the long-term.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended March 31, 2024
	Credit sensitive strategies	Interest rate sensitive strategies	Correspondent production	Corporate	Total

	(in thousands)
Net investment income:
Net loan servicing fees	$—	$45,705	$—	$—	$45,705
Net gains on loans acquired for sale	—	—	14,518	—	14,518
Net gains on investments and financings
Mortgage-backed securities	4,445	(22,545)	—	—	(18,100)
Loans at fair value
Held by VIEs	3,529	2,707	—	—	6,236
Distressed	(38)	—	—	—	(38)
CRT investments	51,655	—	—	—	51,655

	59,591	(19,838)	—	—	39,753
Net interest expense:
Interest income	24,209	104,179	11,891	3,280	143,559
Interest expense	23,010	134,825	12,261	1,431	171,527

	1,199	(30,646)	(370)	1,849	(27,968)
Other	134	—	2,063	—	2,197

	60,924	(4,779)	16,211	1,849	74,205

Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	20	20,242	4,016	—	24,278
Management fees payable to PennyMac Financial Services, Inc.	—	—	—	7,188	7,188
Other	78	2,224	528	7,528	10,358

	$98	$22,466	$4,544	$14,716	$41,824

Pretax income (loss)	$60,826	$(27,245)	$11,667	$(12,867)	$32,381

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from PMT’s organically-created GSE CRT investments, opportunistic investments in other GSE CRT, investments in non-agency subordinate bonds from private-label securitizations of PMT’s production and legacy investments. Pretax income for the segment was $60.8 million on net investment income of $60.9 million, compared to pretax income of $60.9 million on net investment income of $61.0 million in the prior quarter.

Net gains on investments in the segment were $59.6 million, compared to $58.9 million in the prior quarter. These net gains include $51.7 million of gains on PMT’s organically-created GSE CRT investments, $4.4 million in gains on other acquired subordinate CRT mortgage-backed securities (MBS) and $3.5 million of gains on investments from non-agency subordinate bonds from PMT’s production.

Net gains on PMT’s organically-created CRT investments for the quarter were $51.7 million, compared to $45.7 million in the prior quarter. These net gains include $36.3 million in valuation-related gains, which reflected the impact of credit spread tightening in the first quarter. The prior quarter included $29.0 million of such gains. Net gains on PMT’s organically-created CRT investments also included $15.5 million in realized gains and carry, compared to $18.0 million in the prior quarter. Realized losses during the quarter were $0.2 million.

Net interest income for the segment was $1.2 million, compared to $2.0 million in the prior quarter. Interest income totaled $24.2 million, down from $26.2 in the prior quarter. Interest expense totaled $23.0 million, down from $24.2 in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, Agency MBS, non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $27.2 million on net investment losses of $4.8 million, compared to pretax loss of $16.8 million on net investment income of $5.5 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with increasing interest rates, MSRs are expected to increase in fair value, whereas Agency pass-through and non-Agency senior MBS are expected to decrease in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net losses on investments for the segment were $19.8 million, which primarily consisted of losses on MBS due to higher interest rates.

Income from net loan servicing fees was $45.7 million, compared to losses of $77.8 million in the prior quarter. Net loan servicing fees included contractually specified servicing fees of $160.4 million and $3.0 million in other fees, reduced by $99.8 million in realization of MSR cash flows, which was up from $87.7 million in the prior quarter due to lower average yields during the quarter. Net loan servicing fees also included $71.6 million in fair value gains on MSRs driven by a higher interest rate compared to the end of the prior quarter, $89.8 million in hedging declines and $0.4 million of MSR recapture income. PMT’s hedging activities are intended to manage its net exposure across all interest rate sensitive strategies, which include MSRs, MBS and related tax impacts.

The following schedule details net loan servicing fees:

	Quarter ended
	March 31, 2024	December 31, 2023	March 31, 2023

		(in thousands)
From non-affiliates:
Contractually specified	$160,357	$162,916	$164,214
Other fees	3,011	2,487	3,943
Effect of MSRs:
Change in fair value
Realization of cashflows	(99,772)	(87,729)	(91,673)
Market changes	71,570	(144,603)	(45,771)

	(28,202)	(232,332)	(137,444)
Hedging results	(89,814)	(11,191)	(54,891)

	(118,016)	(243,523)	(192,335)

Net servicing fees from non-affiliates	45,352	(78,120)	(24,178)
From PFSI—MSR recapture income	353	290	485

Net loan servicing fees	$45,705	$(77,830)	$(23,693)

Net interest expense for the segment was $30.6 million versus $22.1 million in the prior quarter. Interest income totaled $104.2 million, down from $120.9 million in the prior quarter, and interest expense totaled $134.8 million, down from $142.9 million the prior quarter, both primarily due to lower average balances of MBS held during the quarter.

Segment expenses were $22.5 million, essentially unchanged from the prior quarter.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and additions to its investments in MSRs related to a portion of its production. PMT’s Correspondent Production segment generated pretax income of $11.7 million in the first quarter, up slightly from $11.3 million in the prior quarter.

Through its correspondent production activities, PMT acquired a total of $18.1 billion in UPB of loans, down 23 percent from the prior quarter and 10 percent from the first quarter of 2023. The decline from the prior quarter was driven by increased competition from certain channel participants. Of total correspondent acquisitions, government-insured or guaranteed acquisitions totaled $8.2 billion, down 26 percent from the prior quarter, and conventional conforming acquisitions totaled $10.0 billion, down 21 percent from the prior quarter. $1.8 billion of conventional volume was for PMT’s account and $8.2 billion of conventional volume was for PFSI’s account. Interest rate lock commitments on conventional and jumbo loans for PMT’s account totaled $2.5 billion, down 9 percent from the prior quarter.

Segment revenues were $16.2 million and included net gains on loans acquired for sale of $14.5 million, other income of $2.1 million, which primarily consists of volume-based origination fees, and net interest expense of $0.4 million. Net gains on loans acquired for sale decreased $0.9 million from the prior quarter, primarily due to lower volumes. Interest income was $11.9 million, down from $16.4 million in the prior quarter, and interest expense was $12.3 million, down from $17.8 million in the prior quarter, both due to lower volumes.

Segment expenses were $4.5 million, down from $5.8 million the prior quarter primarily due to lower fulfillment fees as a result of lower volumes for PMT’s account. The weighted average fulfillment fee rate in the first quarter was 23 basis points, up from 20 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $1.8 million, up from $1.1 million in the prior quarter. Management fees were $7.2 million, and other segment expenses were $7.5 million.

Taxes

PMT recorded a tax benefit of $15.2 million, driven primarily by fair value declines on assets held in PMT’s taxable subsidiary.

***

Management’s slide presentation and accompanying materials will be available in the Investor Relations section of the Company’s website at pmt.pennymac.com after the market closes on Wednesday, April 24, 2024. Management will also host a conference call and live audio webcast at 6:00 p.m. Eastern Time to review the Company’s financial results. The webcast can be accessed at pmt.pennymac.com, and a replay will be available shortly after its conclusion.

Individuals who are unable to access the website but would like to receive a copy of the materials should contact the Company’s Investor Relations department at 818.224.7028.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets. PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI). Additional information about PennyMac Mortgage Investment Trust is available at pmt.pennymac.com.

Media	Investors

Lauren Padilla	Kevin Chamberlain

mediarelations@pennymac.com	Isaac Garden

805.225.8224	investorrelations@pennymac.com

818.224.7028

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in interest rates; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; the degree and nature of the Company’s competition; changes in real estate values, housing prices and housing sales; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; our ability to mitigate cybersecurity risks, cybersecurity incidents and technology disruptions; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments; our substantial amount of indebtedness; the performance, financial condition and liquidity of borrowers; our exposure to risks of loss and disruptions in operations resulting from severe weather events, man-made or other natural conditions, climate change and pandemics; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, defaults and forbearances and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s ability to detect misconduct and fraud; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; regulatory or other changes that impact government agencies or government-sponsored entities, or such changes that increase the cost of doing business with such agencies or entities; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes; changes in governmental regulations, accounting treatment, tax rates and similar matters; the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2024	December 31, 2023	March 31, 2023

	(in thousands except share amounts)
ASSETS
Cash	$126,578	$281,085	$118,672
Short-term investments at fair value	343,343	128,338	292,153
Mortgage-backed securities at fair value	3,949,678	4,836,292	4,629,004
Loans acquired for sale at fair value	911,602	669,018	3,143,518
Loans at fair value	1,408,610	1,433,820	1,502,471
Derivative assets	62,734	177,984	89,285
Deposits securing credit risk transfer arrangements	1,187,100	1,209,498	1,297,917
Mortgage servicing rights at fair value	3,951,737	3,919,107	3,975,076
Servicing advances	125,971	206,151	138,716
Due from PennyMac Financial Services, Inc.	1	56	—
Other	226,346	252,538	170,417

Total assets	$12,293,700	$13,113,887	$15,357,229

LIABILITIES
Assets sold under agreements to repurchase	$5,118,377	$5,624,558	$8,114,108
Mortgage loan participation and sale agreements	25,216	—	—
Notes payable secured by credit risk transfer and mortgage servicing assets	2,880,025	2,910,605	2,790,958
Unsecured senior notes	601,373	600,458	547,003
Asset-backed financing of variable interest entities at fair value	1,308,680	1,336,731	1,403,080
Interest-only security payable at fair value	32,227	32,667	23,205
Derivative and credit risk transfer strip liabilities at fair value	18,750	51,381	138,469
Unsettled securities trades		—	12,424
Accounts payable and accrued liabilities	125,055	354,989	152,793
Due to PennyMac Financial Services, Inc.	30,835	29,262	35,166
Income taxes payable	174,730	190,003	129,882
Liability for losses under representations and warranties	19,519	26,143	39,407

Total liabilities	10,334,787	11,156,797	13,386,495

SHAREHOLDERS’ EQUITY
Preferred shares of beneficial interest	541,482	541,482	541,482
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 86,845,447, 86,624,044 and 88,385,614 common shares, respectively	868	866	884
Additional paid-in capital	1,922,954	1,923,437	1,940,297
Accumulated deficit	(506,391)	(508,695)	(511,929)

Total shareholders’ equity	1,958,913	1,957,090	1,970,734

Total liabilities and shareholders’ equity	$12,293,700	$13,113,887	$15,357,229

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods Ended
	March 31, 2024	December 31, 2023	March 31, 2023

Investment Income
Net loan servicing fees:
From nonaffiliates
Servicing fees	$163,368	$165,403	$168,157
Change in fair value of mortgage servicing rights	(28,202)	(232,332)	(137,444)
Hedging results	(89,814)	(11,191)	(54,891)

	45,352	(78,120)	(24,178)
From PennyMac Financial Services, Inc.	353	290	485

	45,705	(77,830)	(23,693)
Net gains on investments and financings	39,753	164,338	125,804
Net gains on loans acquired for sale	14,518	15,380	6,473
Loan origination fees	2,008	3,004	7,706
Interest income	143,559	165,278	153,019
Interest expense	171,527	185,523	179,137

Net interest expense	(27,968)	(20,245)	(26,118)
Other	189	127	194

Net investment income	74,205	84,774	90,366

Expenses
Earned by PennyMac Financial Services, Inc.:
Loan servicing fees	20,262	20,324	20,449
Management fees	7,188	7,252	7,257
Loan fulfillment fees	4,016	4,931	11,923
Compensation	1,916	2,327	1,539
Professional services	1,758	2,084	1,523
Loan collection and liquidation	1,369	1,184	579
Safekeeping	932	1,059	1,116
Loan origination	473	817	2,178
Other	3,910	4,476	5,001

Total expenses	41,824	44,454	51,565

Income before benefit from income taxes	32,381	40,320	38,801
Benefit from income taxes	(15,227)	(12,590)	(21,896)

Net income	47,608	52,910	60,697
Dividends on preferred shares	10,455	10,455	10,455

Net income attributable to common shareholders	$37,153	$42,455	$50,242

Earnings per common share
Basic	$0.43	$0.49	$0.56
Diluted	$0.39	$0.44	$0.50
Weighted average shares outstanding
Basic	86,689	86,659	88,831
Diluted	111,017	110,987	113,388